UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2008

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50676	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 25, 2008, Icagen, Inc. (the “Company”) and Quintiles, Inc. (“Quintiles”) entered into a Master Services Agreement (the “Agreement”) setting forth the terms and conditions upon which the Company may engage Quintiles or its affiliates from time-to-time to provide services for individual studies or projects by executing individual work orders specifying the details of the services and the related terms and conditions. The services covered by the Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, clinical pharmacology services, electrocardiogram services, medical device services and other research and development services requested by the Company and agreed to by Quintiles. The specific details of each project under the Agreement will be separately negotiated and specified in writing on terms and in a form acceptable to the parties (a “Work Order”). The Company will pay Quintiles for fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order.

The Agreement has a term of five years from the date of execution, or until terminated by either party. The Agreement automatically renews each year thereafter for a period of one year unless either party notifies the other party in writing at least 30 days prior to the renewal date that it does not want to renew the Agreement. Either party may terminate the Agreement or any Work Order without cause at any time during the term of the Agreement on 60 day’s prior written notice to the other party. Either party may terminate the Agreement or any Work Order for material breach upon 30 days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the 30 day period. If Quintiles determines, in its sole discretion, that its continued performance of the services contemplated by one or more Work Orders would constitute a potential or actual violation of regulatory or scientific standards of integrity, then Quintiles may terminate the applicable Work Order by giving written notice stating the effective date (which may be less than 30 days from the notice date) of such termination. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy.

If the Agreement or a Work Order is terminated, the Company shall pay Quintiles for all services performed in accordance with the Agreement and any applicable Work Order and reimburse Quintiles for all costs and expenses incurred in performing those services, including all non-cancelable costs incurred prior to termination but paid after the termination date. The Company shall pay for all actual costs, including time spent by Quintiles’ personnel (which shall be billed at Quintiles’ standard daily rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close-out of affected projects, including the fulfillment of any regulatory requirements. In addition, if the termination is by the Company without cause, or by Quintiles for cause, and the total fees for the project are greater than $1 million in value, then the Company shall pay to Quintiles a specified amount of the budget for the remainder of services that have not yet been performed and are scheduled to be performed within the six months following termination, to cover Quintiles’ costs associated with early termination.

If the Company delays a project from its agreed starting date or suspends performance of the project then either: (i) the Company will pay the standard daily rate of the Quintiles’ personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the current team members or (ii) Quintiles may re-allocate the personnel at its discretion, and the Company will pay the costs of re-training new personnel. In addition, the Company will pay all non-cancelable costs and expenses incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required due to the delay.

One of the Company’s directors, Dennis B. Gillings, is chairman and chief executive officer of Quintiles, and Quintiles wholly-owns PharmaBio Development Inc. d/b/a NovaQuest, one of our stockholders.

As a result of entering into the Agreement, the Master Services Agreement, effective December 14, 1998, between the Company and Quintiles (the “Prior Agreement”) has terminated. The Agreement supersedes and replaces the Prior Agreement in its entirety. The Company had entered into the Prior Agreement with Quintiles to provide certain services relating to the conduct of clinical trails for senicapoc, one of the Company’s drug development programs, and other services. Pursuant to the Prior Agreement, Quintiles performed services, including clinical trial services, regulatory, clerical, project management, central laboratory services, preclinical services and other research and development services, as requested by the Company. The Company was obligated to pay the fees, expenses and pass-through costs of Quintiles in accordance with work orders issued under the Prior Agreement. The term of the Prior Agreement continued until terminated by either party in accordance with the Prior Agreement. The Company paid Quintiles approximately $7.5 million in 2006 and $6.3 million in 2007 for services rendered pursuant to the Prior Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

The Prior Agreement terminated on June 25, 2008 as a result of the Company and Quintiles entering into the Agreement. The provision of Item 1.01 that relate to the termination of the Prior Agreement are incorporated by reference into this Item 1.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: July 1, 2008	By:	/s/ P. Kay Wagoner
P. Kay Wagoner
President and Chief Executive Officer